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                                                         Exhibit (15)

                         ARTHUR ANDERSEN LLP





To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-29681, No. 33-47629, No. 33-64044, No. 33-60007, No. 33-61595, No. 33-62573, No. 333-16793 and No. 333-17289 its
Form 10-Q for the quarter ended March 31, 1997, which includes our report dated May 9, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                           Arthur Andersen LLP



Detroit, Michigan,
   May 9, 1997.


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